Exhibit 99.1

                                                                    NEWS RELEASE




COMPANY CONTACT:
----------------
Bruce Galloway, Chairman
Command Security Corporation
212-603-7557



        COMMAND SECURITY CORPORATION ANNOUNCES THE ELECTION OF NEW BOARD
                  MEMBERS. BRUCE GALLOWAY IS ELECTED CHAIRMAN.


LAGRANGEVILLE, N.Y., August 30, 2004 -- Command Security Corporation (OTC Bulletin Board: CMMD) announces changes to its Board of Directors.

At the annual shareholders meeting held on August 27, 2004, the following persons were elected to Command's Board of Directors: Bruce Galloway, Robert S. Ellin, Thomas Kikis and Martin Wade, III. In addition, Mr. Galloway was elected Chairman of the Board. These individuals replace Mssrs. William Vassell, Gregory Miller, Peter Nekos and Carl Painter as members of the Board.

Mr. Galloway stated, "I am extremely pleased with the results of the annual shareholders' meeting. I have worked for over one year with my team requesting and seeking changes at Command Security. The new directors who were elected will provide the company with financial and managerial expertise, strength and guidance that it requires." Mr. Galloway further stated, "we live in an ever increasing security conscious nation, evidenced by the fact that the security industry is one of the fastest growing sectors in the United States. I believe that Command has a good foundation to give us the opportunity to grow through both acquisitions and internal growth and create one of the leading providers of security and aviation screening services in the United States. In addition, we will seek to add higher margin services including new technologies and corporate security consulting and advisory services."

In addition to the election of the new directors, the Board also approved the hiring of Barry Regenstein as the Chief Operating Officer. Mr. Regenstein has over 20 years of experience in operations and finance of contract services companies. Most recently, Mr. Regenstein was the Chief Financial Officer of GlobeGround North America LLC (formerly Hudson General Corporation), a $300 million airport services company. On his appointment as Chief Operating Officer Mr. Regenstein stated; "I am excited to join Mr. Galloway and his new team of directors. We both share the vision and see the growth potential of Command into a leading security services company."



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The Board of Directors also voted to suspend William C. Vassell from all positions that he holds with Command, with full continuing compensation and benefits, pending the results of an independent investigation.

About Command Security Corporation

Command Security Corporation provides security guard and aviation security screening services in New York, New Jersey, California, Illinois, Connecticut, Florida, Massachusetts, Pennsylvania, Maryland and Oregon. This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended March 31, 2004, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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